Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan and the 2008 Stock Incentive Plan of Castlight Health, Inc. of our report dated February 7, 2014, with respect to the consolidated financial statements of Castlight Health, Inc. for the year ended December 31, 2013 included in its Registration Statement (Form S-1 No. 333-193840) and related Prospectus of Castlight Health, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

March 13, 2014